EXHIBIT 99.1

J.JILL, INC. ANNOUNCES SECOND QUARTER FISCAL 2018 RESULTS

Quincy, MA – August 21, 2018 – J.Jill, Inc. (NYSE:JILL) today announced financial results for the second quarter ended August 4, 2018.

Linda Heasley, CEO of J.Jill, Inc. stated, “Our second quarter operating performance was in line with our expectations.  We are continuing to take actions to ensure consistent performance in and across all channels.  We remain focused on our customer who exhibits a real love for J.Jill.  We are convinced that we have a great opportunity to be more to the women we serve and are positioned to attract more women to the brand going forward.”

For the second quarter ended August 4, 2018:

•

Total net sales for the thirteen weeks ended August 4, 2018 were $179.7 million versus $181.4 million for the thirteen weeks ended July 29, 2017. The 0.9% decrease in total net sales versus the prior year was driven by the calendar shift created by the fifty-third week in fiscal 2017.

•	Total company comparable sales, which includes comparable store and direct to consumer sales, increased by 2.2%.
•	Direct to consumer net sales represented 40.9% of total net sales, compared to 43.1% in the second quarter of fiscal 2017.
•	Gross profit decreased to $116.7 million from $122.6 million in the second quarter of fiscal 2017. Gross margin was 64.9% compared to second quarter gross margin of 67.6% in fiscal 2017.
•

SG&A was $97.4 million compared to $97.0 million in the second quarter of fiscal 2017. Second quarter 2017 SG&A included $0.7 million of non-recurring expenses related to the Company’s transition to a public company. Excluding these one-time expenses from last year’s figures, SG&A as a percentage of total net sales was 54.2% compared to 53.1% in the second quarter of fiscal 2017, with the increase versus the prior year on a percentage basis driven by the calendar shift created by the fifty-third week in fiscal 2017.

•	Income from operations, inclusive of non-recurring SG&A expenses, decreased to $19.3 million from $25.6 million in the second quarter of fiscal 2017.
•

Adjusted EBITDA* for the second quarter of fiscal 2018 decreased by 17.0% to $29.3 million from $35.3 million in the second quarter of fiscal 2017. As a percentage of total net sales, Adjusted EBITDA was 16.3% compared to 19.4% in the second quarter of fiscal 2017.

•

Interest expense decreased to $4.9 million from $5.1 million, including $0.6 million of accelerated deferred financing amortization due to the voluntary principal pre-payment of $20.0 million dollars on the term loan in the second quarter of fiscal 2017.

•	Income tax expense was $4.0 million compared to $8.6 million in the second quarter of fiscal 2017, and the effective tax rate was 27.4% compared to 41.6% in the second quarter of 2017.
•

Diluted earnings per share was $0.23 compared to $0.28 in the second quarter of fiscal 2017, which included the impact of non-recurring expenses. Second quarter fiscal 2018 diluted earnings per share was negatively impacted by approximately $0.03 per share due to the calendar shift created by the fifty-third week in fiscal 2017, and included a $0.04 benefit from the lower tax rate in fiscal 2018.

•

Adjusted diluted earnings per share* for the second quarter of fiscal 2018, which was negatively impacted by the calendar shift described above, was $0.24 compared to $0.29 in the second quarter of fiscal 2017. Adjusted diluted earnings per share uses 26% and 40% tax rate assumptions in fiscal 2018 and 2017 respectively. The lower tax rate assumption in 2018, resulting from the U.S. Tax Cuts and Jobs Act enacted in December 2017, results in a benefit of $0.05 in the second quarter of fiscal 2018.

For the twenty-six weeks ended August 4, 2018:

•	Total net sales for the twenty-six weeks ended August 4, 2018 were $361.3 million versus $347.5 million for the twenty-six weeks ended July 29, 2017.
•	Total company comparable sales, which includes comparable store and direct to consumer sales, increased by 2.2%.
•	Direct to consumer net sales represented 40.7% of total net sales, compared to 42.9% in the twenty-six weeks ended July 29, 2017.
•	Gross profit decreased to $237.0 million from $238.3 million in the twenty-six weeks ended July 29, 2017. Gross margin was 65.6% compared to 68.6% in the twenty-six weeks ended July 29, 2017.
•

SG&A was $197.7 million compared to $194.0 million in the twenty-six weeks ended July 29, 2017. For the twenty-six weeks ended August 4, 2018, SG&A included $1.3 million of non-recurring expenses and $0.2 million of accelerated stock compensation expense as a result of a CEO transition. For the twenty-six weeks ended July 29, 2017, SG&A included $4.3 million of non-recurring expenses related to the IPO and subsequent transition to a public company. Excluding these one-time expenses from both this year’s and last year’s figures, SG&A as a percentage of total net sales was 54.3% compared to 54.6% in the twenty-six weeks ended July 29, 2017.

•	Income from operations, inclusive of non-recurring SG&A expenses, decreased to $39.3 million from $44.2 million in the twenty-six weeks ended July 29, 2017.
•

Adjusted EBITDA* for the twenty-six weeks ended August 4, 2018 decreased by 8.2% to $60.8 million from $66.3 million in the twenty-six weeks ended July 29, 2017. As a percentage of total net sales, Adjusted EBITDA was 16.8% compared to 19.1% in the twenty-six weeks ended July 29, 2017.

•

Interest expense decreased to $9.7 million from $10.0 million, including $0.6 million of accelerated deferred financing amortization due to the voluntary principal pre-payment of $20.0 million dollars on the term loan in the twenty-six weeks ended July 29, 2017.

•

Income tax expense was $7.9 million compared to $14.2 million in the twenty-six weeks ended July 29, 2017, and the effective tax rate was 26.7% compared to 41.4% in the twenty-six weeks ended July 29, 2017.

•

Diluted earnings per share was $0.49 including the impact of one-time expenses, compared to $0.46 in the twenty-six weeks ended July 29, 2017. First half fiscal 2018 diluted earnings per share included approximately $0.09 benefit from the lower tax rate in fiscal 2018.

•

Adjusted diluted earnings per share* for the twenty-six weeks ended August 4, 2018, which excludes non-recurring expenses and other one-time items, including CEO transition expenses, affecting diluted earnings per share, was $0.52 compared to $0.53 in the twenty-six weeks ended July 29, 2017. Adjusted diluted earnings per share uses 26% and 40% tax rate assumptions in fiscal 2018 and 2017 respectively. The lower tax rate assumption in 2018, resulting from the U.S. Tax Cuts and Jobs Act enacted in December 2017, results in a benefit of $0.10 in the first half of fiscal 2018.

The Company ended the second quarter fiscal 2018 with $62.0 million in cash. Inventory at the end of the second quarter fiscal 2018 decreased to $61.6 million compared to $62.8 million at the end of the second quarter of fiscal 2017. The Company opened three and closed three stores in the second quarter and ended the quarter with 273 stores.

* Non-GAAP financial measures.  Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP Net Income to Adjusted EBITDA and Adjusted Net Income” for more information.

Outlook

For the third quarter of fiscal 2018, the Company expects total comparable sales to decrease 2% to 4%.  Total net sales are expected to increase 2% to 4%, driven by the calendar shift created by the fifty-third week in fiscal 2017, that will shift sales from the fourth quarter to the third quarter in fiscal 2018.  GAAP diluted earnings per share are expected to be in the range of $0.09 to $0.11, including a $0.02 benefit from a lower tax rate, and a $0.03 positive impact related to the calendar shift. This is compared to $0.14 in the third quarter of fiscal 2017. Adjusted diluted earnings per share for the third quarter of fiscal 2017, which excludes non-recurring expenses, was $0.13 assuming a 40% tax rate.

Conference Call Information

A conference call to discuss second quarter fiscal 2018 results is scheduled for today, August 21, 2018, at 8:00 a.m. Eastern Time. Those interested in participating in the call are invited to dial (844) 579-6824 or (763) 488-9145 if calling internationally. Please dial in approximately 10 minutes prior to the start of the call and reference Conference ID 1899475 when prompted. A live audio webcast of the conference call will be available online at http://investors.jjill.com/Investors-Relations/News-Events.

A taped replay of the conference call will be available approximately two hours following the live call and can be accessed both online and by dialing (855) 859-2056 or (404) 537-3406. The pin number to access the telephone replay is 1899475. The telephone replay will be available until Tuesday, August 28, 2018.

About J.Jill, Inc.

J.Jill is a premier omnichannel retailer and nationally recognized women’s apparel brand committed to delighting customers with great wear-now product. The brand represents an easy, relaxed, inspired style that reflects the confidence and comfort of a woman with a rich, full life. J.Jill offers a guiding customer experience through more than 270 stores nationwide and a robust e-commerce platform. J.Jill is headquartered outside Boston. For more information, please visit www.jjill.com or http://investors.jjill.com. The information included on our websites is not incorporated by reference herein.

Non-GAAP Financial Measures

To supplement our unaudited consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), we use the following non-GAAP measures of financial performance:

•

Adjusted EBITDA, which represents net income (loss) plus interest expense, provision (benefit) for income taxes, depreciation and amortization, equity-based compensation expense, write-off of property and equipment, and other non-recurring expenses and one-time items. We present Adjusted EBITDA on a consolidated basis because management uses it as a supplemental measure in assessing our operating performance, and we believe that it is helpful to investors, securities analysts and other interested parties as a measure of our comparative operating performance from period to period. We also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance of our business and for evaluating on a quarterly and annual basis actual results against such expectations. Further, we recognize Adjusted EBITDA as a commonly used measure in determining business value and as such, use it internally to report results.

•

Adjusted Net Income, which represents net income (loss) plus other non-recurring expenses and one-time items. We present Adjusted Net Income on a consolidated basis because management uses it as a supplemental measure in assessing our operating performance, and we believe that it is helpful to investors, securities analysts and other interested parties as a measure of our comparative operating performance from period to period.

•

Adjusted Earnings per Share (“Adjusted EPS”) represents Adjusted Net Income divided by the number of shares outstanding. Adjusted EPS is presented as a supplemental measure in assessing our operating performance, and we believe that it is helpful to investors, securities analysts and other interested parties as a measure of our comparative operating performance from period to period.

While we believe that Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS are useful in evaluating our business, they are non-GAAP financial measures that have limitations as analytical tools. Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS should not be considered alternatives to, or substitutes for, net income (loss) or EPS, which are calculated in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS differently or not at all, which reduces the usefulness of such non-GAAP financial measures as tools for comparison. We recommend that you review the reconciliation and calculation of Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS to net income (loss) and EPS, the most directly comparable GAAP financial measures, under “Reconciliation of GAAP Net Income to

Adjusted EBITDA and Adjusted Net Income” and not rely solely on Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, or any single financial measure to evaluate our business.

Forward-Looking Statements

This press release contains, and oral statements made from time to time by our representatives may contain, “forward-looking statements.” Forward-looking statements include statements under “Outlook” and other statements identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements are based on our current expectations and assumptions regarding capital market conditions, our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including risk regarding, our ability to manage inventory or anticipate consumer demand; changes in consumer confidence and spending; our competitive environment; our failure to open new profitable stores or successfully enter new markets and other factors set forth under “Risk Factors” in the Form 10K. Any forward-looking statement made in this press release speaks only as of the date on which it is made. J.Jill undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

(Tables Follow)

J.Jill, Inc.

Consolidated Statements of Operations and Comprehensive Income

(Unaudited)

(Amounts in thousands, except share and per share data)

	For the Thirteen Weeks Ended
	August 4, 2018	July 29, 2017
Net sales	$179,713	$181,372
Cost of goods sold	63,058	58,724
Gross profit	116,655	122,648
Selling, general and administrative expenses	97,365	97,011
Operating income	19,290	25,637
Interest expense	4,853	5,084
Income before provision for income taxes	14,437	20,553
Provision for income taxes	3,952	8,557
Net income and total comprehensive income	$10,485	$11,996
Net income per common share attributable to common shareholders
Basic	$0.24	$0.29
Diluted	$0.23	$0.28
Weighted average number of common shares outstanding
Basic	42,855,366	41,549,825
Diluted	44,716,193	43,554,275

	For the Twenty-Six Weeks Ended
	August 4, 2018	July 29, 2017
Net sales	$361,254	$347,498
Cost of goods sold	124,258	109,242
Gross profit	236,996	238,256
Selling, general and administrative expenses	197,659	194,044
Operating income	39,337	44,212
Interest expense	9,670	10,029
Income before provision for income taxes	29,667	34,183
Provision for income taxes	7,924	14,160
Net income and total comprehensive income	$21,743	$20,023
Net income per common share attributable to common shareholders
Basic	$0.51	$0.48
Diluted	$0.49	$0.46
Weighted average number of common shares outstanding
Basic	42,535,849	42,033,984
Diluted	44,061,804	43,559,781

J.Jill, Inc.

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands, except common share data)

	August 4, 2018	February 3, 2018
Assets
Current assets:
Cash	$62,035	$25,978
Accounts receivable	5,107	4,733
Inventories, net	61,591	80,591
Prepaid expenses and other current assets	22,466	21,166
Total current assets	151,199	132,468
Property and equipment, net	113,063	118,420
Intangible assets, net	142,569	148,961
Goodwill	197,026	197,026
Other assets	558	682
Total assets	$604,415	$597,557
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$43,128	$53,962
Accrued expenses and other current liabilities	45,717	48,759
Current portion of long-term debt	2,799	2,799
Total current liabilities	91,644	105,520
Long-term debt, net of discount and current portion	238,165	238,881
Deferred income taxes	43,107	46,263
Other liabilities	28,885	27,577
Total liabilities	401,801	418,241
Commitments and contingencies
Shareholders’ Equity
Common stock, par value $0.01 per share; 250,000,000 shares authorized; 43,744,033 and 43,752,790 shares issued and outstanding at August 4, 2018 and February 3, 2018, respectively	437	437
Additional paid-in capital	119,236	117,393
Accumulated earnings	82,941	61,486
Total shareholders’ equity	202,614	179,316
Total liabilities and shareholders’ equity	$604,415	$597,557

J.Jill, Inc.

Reconciliation of GAAP Net Income to Adjusted EBITDA

(Unaudited)

(Amounts in thousands)

	For the Thirteen Weeks Ended
	August 4, 2018	July 29, 2017
Net income	$10,485	$11,996
Interest expense, net	4,853	5,084
Provision for income taxes	3,952	8,557
Depreciation and amortization	8,892	8,341
Equity-based compensation expense (a)	1,083	237
Write-off of property and equipment (b)	16	338
Other non-recurring expenses (c)	—	721
Adjusted EBITDA	$29,281	$35,274

	For the Twenty-Six Weeks Ended
	August 4, 2018	July 29, 2017
Net income	$21,743	$20,023
Interest expense, net	9,670	10,029
Provision for income taxes	7,924	14,160
Depreciation and amortization	18,249	17,140
Equity-based compensation expense (a)	1,843	261
Write-off of property and equipment (b)	28	340
Other non-recurring expenses (c)	1,346	4,306
Adjusted EBITDA	$60,803	$66,259

(a):

Represents expenses associated with equity incentive instruments granted to our management and board of directors. Incentive instruments are accounted for as equity-classified awards with the related compensation expense recognized based on fair value at the date of the grants.

(b):	Represents net gain or loss on the disposal of fixed assets.
(c):

Represents items management believes are not indicative of ongoing operating performance. For the period ended July 29, 2017, these expenses are primarily composed of legal and professional fees associated with the initial public offering completed March 14, 2017 and subsequent transition to a public company. For the twenty-six weeks ended August 4, 2018, these expenses include costs related to a CEO transition.

J.Jill, Inc.

Reconciliation of GAAP Net Income to Adjusted Net Income

(Unaudited)

(Amounts in thousands, except share and per share data)

	For the Thirteen Weeks Ended
	August 4, 2018	July 29, 2017
Net income and total comprehensive income	$10,485	$11,996
Add: Provision for income taxes	3,952	8,557
Income before provision for income taxes	14,437	20,553
Add: Other non-recurring expenses(a)	—	721
Adjusted Income before provision for income taxes	14,437	21,274
Less: Adjusted Tax Provision(b)	3,754	8,510
Adjusted net income	$10,683	$12,764
Adjusted net income per common share attributable to common shareholders
Basic	$0.25	$0.31
Diluted	$0.24	$0.29
Weighted average number of common shares outstanding
Basic	42,855,366	41,549,825
Diluted	44,716,193	43,554,275

	For the Twenty-Six Weeks Ended
	August 4, 2018	July 29, 2017
Net income and total comprehensive income	$21,743	$20,023
Add: Provision for income taxes	7,924	14,160
Income before provision for income taxes	29,667	34,183
Add: Other non-recurring expenses(a)	1,346	4,306
Add: Accelerated equity-based compensation expense	244	—
Adjusted Income before provision for income taxes	31,257	38,489
Less: Adjusted Tax Provision(b)	8,127	15,396
Adjusted net income	$23,130	$23,093
Adjusted net income per common share attributable to common shareholders
Basic	$0.54	$0.55
Diluted	$0.52	$0.53
Weighted average number of common shares outstanding
Basic	42,535,849	42,033,984
Diluted	44,061,804	43,559,781

(a):

Represents items management believes are not indicative of ongoing operating performance. For the period ended July 29, 2017, these expenses are primarily composed of legal and professional fees associated with the initial public offering completed March 14, 2017 and subsequent transition to a public company.  For the twenty-six weeks ended August 4, 2018, these expenses include costs related to a CEO transition.

(b):	The adjusted tax provision for adjusted net income is estimated by applying a rate of 26% for fiscal 2018 and 40% for fiscal 2017, to the adjusted income before provision for income taxes.

Contacts:

Investor Contacts:

Caitlin Morahan / Joseph Teklits

ICR, Inc.

investors@jjill.com

203-682-8200

Media Contact:

Dan Clifford

J.Jill, Inc.

media@jjill.com

617-376-4483